Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-180360) of W&T Offshore, Inc. and in the related Prospectus, and

(2)	Registration Statement (Form S-8 Nos. 333-188584) pertaining to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, and

(3)	Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. 2004 Directors Compensation plan;

of our report dated January 17, 2014, with respect to the statement of revenues and direct operating expenses of the oil and gas properties acquired by W&T Offshore, Inc. from Callon Petroleum Operating Company, included in this Current Report (Form
8-K/A) dated January 17, 2014.

/s/ Ernst & Young LLP

New Orleans, Louisiana

January 17, 2014